Exhibit 99.2

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

July 31, 2014

11:00 a.m. ET

CORPORATE PARTICIPANTS:

Steven E. English, State Auto Financial Corp.—SVP, CFO

Robert P. Restrepo, Jr., State Auto Financial Corp.—Chairman, President, CEO

Joel E. Brown, State Auto Financial Corp.—SVP, Standard Lines

Jessica E. Buss, State Auto Financial Corp.—SVP, Specialty Lines

CONFERENCE CALL PARTICIPANTS:

Larry Greenberg, Janney Capital—Analyst

Brett Shirreffs, Keefe Bruyette & Woods—Analyst

PRESENTATION:

Operator:	Welcome and thank you for standing by. At this time all parties are in a listen-only mode. After the speakers’ remarks there will be a question-and-answer session.

If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Today’s call is being recorded. If you have any objections, please disconnect at this time. I would now like to turn the call over to State Auto Financial Corporation’s Senior Vice President and Chief Financial Officer, Steve English.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Steven E. English:	Thank you, Melissa. Good morning and welcome to our second quarter 2014 earnings conference call. Today, I’m joined by our Chairman, President and CEO, Bob Restrepo; Joel Brown, Senior Vice President of Standard Lines; Jessica Buss, Senior Vice President of Specialty; Chief Investment Officer, Scott Jones; Chief Actuarial Officer, Matt Mrozek, and our Chief Claims Officer, Steve Hunckler.

Today’s call will include prepared remarks, after which we will open the lines for questions. Please note, our comments today may include forward looking statements which by their nature involve a number of risk factors and uncertainties, which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures along with supplemental financial information was distributed to registered participants prior to this call, and made available to all interested parties on our website, StateAuto.com under the Investors Section as an attachment to the press release.

Now, I’ll turn the call over to STFC’s, President, Chairman and CEO, Bob Restrepo.

Robert P. Restrepo Jr.:	Thank you, Steve, and good morning everyone. State Auto Financial Corporation continues to make progress in our efforts to achieve consistent underwriting profitability and double-digit returns on equity. Setting aside the reserve strengthening for RED and the one-time charge associated with our IT reorganization, I think our progress is evident in our second quarter and year-to-date results.

Personal lines results are better, business insurance loss ratios are stable, and the specialty segment profits are strong. Catastrophe results for the quarter were in line with our expectations. What was unexpected and unplanned for was the need for reserve strengthening on the RED business, which has been in run off since the end of 2012.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Steve English will provide you with more color regarding the rationale for reserve strengthening, and the plans we have in place to resolve the RED surprises by year end.

Even with seasonally higher levels of catastrophes, the RED reserve actions and the one-time charges associated with our IT reorganization, we produced positive net income and a rolling 12-month return on equity of 8.4%. Book value per share was up almost 3 % at $20.65. After accounting for the allowance for deferred tax assets of $1.69, adjusted book value per share is $22.34.

We remain pleased by the progress we are making in personal lines. Our ex-catastrophe loss ratios continue to improve for both auto and homeowners. We’re confident that we fixed our problems in both lines, and are well positioned for strong results going forward in our largest segment.

In business insurance, commercial auto and liability results are solid. On the property side though, we were disappointed with the continued rash of large fire losses. Both the frequency and severity of these losses is well above what we usually see. We’ve done a thorough analysis of the business, and have concluded that our risk quality remains good, but our luck was just poor in the quarter. Joel Brown will address the results of our large loss analysis following my remarks.

In specialty, we also are reporting very good results in our excess and surplus businesses and continue to outperform the industry in worker’s compensation. Aside from RED, the program business is growing modestly and producing acceptable results.

Our expense ratio was inflated in the quarter by 1.6 percentage points to account for severance costs associated with reorganizing our IT organization.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Last year, we received and disclosed Board approval to move to a new billing and policy administration system provided by a software vendor, Guidewire. We’ve had excellent results with Guidewire implementing new systems for claim and specialty. The new policy and billing systems for standard lines will be implemented over the next few years. As we move to this new platform, we need to cost effectively handle the existing systems which will be replaced. These systems are old, expensive to maintain, and dependent on skills and knowledge which will be retiring in the coming years.

During the second quarter, we signed an agreement with a third-party vendor to provide more flexible and cost effective staffing alternatives to maintaining these legacy systems as we move to the new systems platform and retire and decommission our legacy systems. When fully implemented later this year, this agreement will result in a net reduction of approximately 100 IT positions. We estimate the recurring cost benefits to State Auto Financial Corporation will be $2.5 million to $3 million a year.

With that, I’ll turn you over to Joel Brown for a fuller discussion of standard lines results in the quarter. Joel?

Joel E. Brown:	Thank you, Bob. The second quarter of 2014 was a typical second quarter with weather and catastrophe losses impacting loss results, especially in the personal insurance segment. However, despite catastrophes, both personal auto and homeowners showed improvement when compared to the second quarter of 2013.

The personal insurance segment produced a 67.3 % loss ratio for the quarter compared to 68.5 % in 2013. Through six months, personal insurance had a loss ratio of 62.3 % compared to 64.5 % for the same period in 2013.

Our largest line, personal auto produced a loss ratio of 67.4 % compared to 67.9 % for the same period in 2013. Catastrophes added 5.9 points to the loss ratio, and this overshadowed a non-CAT loss ratio improvement of three points. Nearly half of the PPA CAT losses came from far reaching CAT 43, with the states of Colorado, Pennsylvania and South Carolina producing the majority of the losses. South Dakota and Texas were also hit by other CAT events in the quarter. Overall, these five states accounted for approximately 70 % of the CAT losses for the quarter. The CAT impact is not typical for personal auto, even in the second quarter. The overall loss ratio improvement in second quarter results was driven by better physical damage and personal injury protection experience.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

On a year-to-date basis, personal auto was profitable with a 63.8 % loss ratio, which represents a 2.5 point improvement over the first six months of 2013. In previous calls, we’ve talked about the disproportionate impact five states, Arizona, Colorado, Georgia, Illinois and Michigan, were producing on the Company’s personal auto loss ratio results. These five states’ non-CAT loss ratio improved almost 20 points compared to the first six months of 2013. The other 23 states continue to be profitable through six months, and showed a one point improvement in the loss ratio compared to the same period in 2013.

We continue to produce strong rate increases on the personal auto book. The earned rate change impact was 6.4 % for Q2, and is expected to be over 6 % for the entire year. The rate yield compares favorably to our loss trend of about 1%.

Written premium for personal auto was down 5.5 % for the quarter and 5.1 % year-to-date. The aggressive and appropriate actions we’ve taken within the five focus states coupled with the residual impact of our homeowners’ remediation plan are impacting the negative trend in written premium and policies in force.

Despite a higher level of catastrophes in 2014 compared to 2013, we continue to see improvement in the homeowners’ loss ratio, and specifically the non-CAT loss ratio. For the quarter, the all-in loss ratio was 60.6 % compared to 70.8 % for Q2 of 2013. This 10.2 point improvement was achieved even though the CAT loss ratio was 4.6 points higher than the same period in 2013. Through six months, the homeowners’ loss ratio was 57.2 % compared to 61.4 % for the same period last year. The non-CAT loss ratio is 28.8 % for the quarter and 39 % year-to-date, and this compares favorably to 43.6 % and 45.1 % for the same period in 2013.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Rate activity in homeowners is contributing to the improved results. Year-to-date, we’re producing a 7.5 % rate increase. The earned rate impact was 11.5 % for the second quarter and will exceed 10 % for this year. Rate increases are now moderating due to favorable pure premium trends.

Written premium for homeowners was flat in the second quarter and is -2 % through six months. Policies in force are lower as compared to the prior year. However, our homeowners’ remediation plan is completed, and as mentioned earlier, rate changes are moderating, and we saw retention improve by 1.3 points compared to 2013. We look forward to a future stabilizing pattern for premium and policies in force.

Finally, all major lines within personal insurance are profitable through six months.

Standard business insurance produced a second quarter loss ratio of 57.5 % compared to 56.6 % for the same period in 2013. On a year-to-date basis, the business insurance loss ratio is 61.4%, which represents a 4.7 point deterioration compared to 2013. Although we did experience catastrophes and weather, large fire losses were the main contributor to the loss ratio increase.

In business insurance, we measure rate activity by price per exposure, which we believe is a true indication of the actual rate increase. Price per exposure for the standard lines business segment was +4.9 % for the quarter and is up 5.1 % year-to-date. We continue to produce positive rate increases in a moderating commercial lines rate environment. Written premium for standard commercial increased 6.9 % for the quarter and 5 % year-to-date. Rate activity and the writing of larger commercial accounts are driving the increases in written premium.

Commercial auto continues to perform well. For the quarter, the loss ratio was 53.6 % and is 54.2 % through six months. This compares to loss ratios of 62.9 % and 61.5 % for the respective periods in 2013. Non-CAT loss ratio improvement is driving the overall result. For commercial auto, the price per exposure was 4.2 % for the quarter, and is running a positive 4.9 % year-to-date. Written premium increased 5.9 % for the quarter, and is up 5.1 % through six months.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Commercial multi-peril showed a loss ratio improvement with a result of 64.7 % for the quarter compared to 67 % for the same period in 2013. Through six months, the loss ratio was 69.6 % compared to 66.4 % in 2013. The general liability portion of CMP is performing well. Our quarter and year-to-date loss ratios have deteriorated due primarily to the weather and fire losses.

For our business owners’ line, price per exposure increased 5.4 % for the quarter, and is up 5.9 % through six months. Written premium increased 9 % for the quarter, and has increased 8.6 % year-to-date.

Fire and allied lines was the line that was most impacted by large fire losses. The loss ratio for the quarter was 80.2 % and is 78.8 % through six months. This compares to loss ratios of 46.2 % and 42.3 % for the same periods in 2013. During the quarter, we experienced a single fire loss in Texas of $2.9 million; this single loss added approximately 15 points to the quarterly loss ratio for this line. We continue to review in depth each large loss exceeding $100,000. To date, we have not seen a specific pattern, trend or concern. In addition to fire activity, the non-CAT weather loss ratio increased over 5 points, and the CAT loss ratio increased 5.1 points over the second quarter of 2013. Price per exposure increased 1.9 % for the quarter and 2.6 % year-to-date. In addition to underwriting activity, we will be accelerating price increases in this line. Written premium declined 1.5 % for the quarter, and is down 1 % year-to-date.

Other and product liability produced a loss ratio of 34.2 % for the quarter compared to 46.7 % in Q2 of 2013. Through six months the loss ratio is 46.1 % compared to 53 % in 2013. Price per exposure is 9 % for the quarter and 7.1 % through the first six months. Written premium increased 16.1 % for the quarter, and is up 7.2 % for the year.

I’ll now turn you over to Jessica Buss to discuss Specialty results.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Jessica E. Buss:	Thanks, Joel. I am very pleased with the quarter and year-to-date growth and performance across all of our specialty units. Our property E&S, casualty E&S, and workers’ compensation units continue to outperform expectations and generate healthy underwriting profits. Our programs unit continues to show loss ratio improvement in our ongoing programs, but was adversely impacted by terminated RED programs that are in run-off.

Our quarter-to-date specialty segment loss ratio of 71.6 % increased 4.5 points as compared to the second quarter of 2013 as the result of the RED reserve strengthening. However, that was mostly offset by an improvement in the E&S property unit for the quarter. The year-to-date loss ratio for this segment of 63.5 % decreased 2.3 points compared to the first six months of last year, primarily due to continued profitability in our E&S property and casualty units.

We continue to see a mostly disciplined market and have achieved rate improvement year-to-date in the mid-single digits. We believe that for the remainder of 2014, rates will flatten over most lines with the exception of workers’ compensation where we expect rates to continue to increase.

Net written premium for the quarter increased 13.4%. Production increases in this segment were generated primarily by pricing increases and new business written in our E&S property and casualty units, and rate in our workers’ compensation unit.

The E&S property unit continues to produce strong profit and growth. The loss ratio for the quarter of 21.6 % outperformed the same period of 2013 by 29.6 points. The 2013 quarter-to-date loss ratio was high due to a large hail loss in Oklahoma. The 2014 second quarter loss ratio was in line with expectations.

The year-to-date loss ratio of 18.1 % is a 15.8 point improvement over the same period in 2013, again primarily due to the 2013 hail loss. Overall, property rates are flat year-to-date. However, with property catastrophe reinsurance rates continuing to decline, and with new reinsurance capacity and collateralized markets entering the traditional reinsurance space coupled with a lack of material hurricane activity, we continue to believe pressure on property rates will intensify in the third and fourth quarter. Second quarter premium growth of 33.8 % was primarily driven by an increase in new business generated by one of our distribution partners.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

The E&S casualty unit also performed well with a profitable 2014 second quarter loss ratio of 46.5%, which performed as expected. The six month loss ratio of 47.2 % is 2.5 points better than the same period in 2013.

Our positive 2014 results are primarily attributable to strong performance in our surety and umbrella books of business. E&S casualty net written premiums grew 30.6 % for the quarter and 25 % for the first six months.

The growth in production is largely due to the addition of a general liability team and its book of business. The team came on board in May of 2014 and the rollover business will occur over the next 12 months as the book renews. This book of business focuses on low limit commercial casualty business primarily in specialized construction and product classes. This is in line with our strategy of diversification via growing our casualty lines of business and building scale by adding best-in-class underwriters focused on niche products. We will continue to pursue acquisitions of teams or books of business that are strategic, opportunistic and accretive to our casualty unit in terms of both growth and profitability.

The E&S casualty market rates have begun to plateau but we have been able to maintain low single digit rate increases or flat pricing across casualty lines.

The program unit deteriorated 45 points in the second quarter compared to the 2013 period with a loss ratio of 128.9%. The previously disclosed reserve strengthening on terminated RED program business contributed 62.3 loss ratio points. Through the first six months of 2014, the loss ratio improved 2.2 points compared to the same 2013 period. The loss ratio on active programs continues to improve as we diversify our portfolio. We believe we are on our way to building scale with niche programs at profitable rates. The year-to-date premium growth of 1.8 % was mostly driven by rate increases on all programs, including 11.2 % rate increase achieved on our largest program, and the addition of one small program.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

This is in line with our strategy to target small to medium programs with proven track records of profitability and distribution. To date, we have a diverse book made up of eight small to medium sized specialty programs in various states and across multiple lines with the majority of the business being casualty.

Our workers compensation unit continues to outperform expectations and industry results. The year-to-date loss ratio of 62.1 % was essentially flat relative to the same period in 2013, however still performed better than expected. Quarter-over-quarter the loss ratio improved 5.4 points due to continued improvements on prior accident years and the cumulative effect of rate increases achieved in 2013 and 2014, which were 7.5 % for the year ended 2013 and 5.8 % year-to-date 2014. Year-to-date net written premium growth over the same period of 2013 was 9.8 % and 7.4 % for the quarter. The majority of growth generated in our mono-line comp comes from rate and increased new business opportunities in our debit mod business and increased submissions in our small mono-line comp distributed through retail agents and aggregators. We have remained committed, focused, and disciplined. This has resulted in a book of business located in our desired states and classes which is in line with our stated strategy of growing in preferred rated states and in on-premises, non-CAT type exposures. We anticipate continued solid underwriting profits from our targeted workers compensation strategy which focuses on accounts under $10,000 and our traditionally profitable debit mod business written by RTW.

And with that, I will turn you over to Steve English.

Steven E. English:	Thanks, Jessica. Today, I will provide comments concerning RED, the reinsurance renewals including the homeowner quota share treaty, and touch on investments and taxes.

In the quarter, we added $11.4 million to ultimate loss estimates for RED, primarily in the 2011 and 2012 accident years, resulting in year-to-date prior year adverse loss development of $11.6 million. The largest contributor was the restaurant program we have spoken about on previous calls. Paid and case reserve activity continued to outpace our expectations. Specifically for the restaurant program, this activity was driven by a high volume of newly reported claims, increased litigation, and our continued involvement in claim settlements.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

To illustrate, through the first six months of 2014, approximately 150 claims were newly reported to State Auto. About 60 % of these claims were first notice lawsuits. The volume of newly reported claims, and the severity associated with these claims, was significantly higher than we expected.

Similar to the increase in reported claims due to first notice lawsuits, litigation has increased. Approximately 65 % of the current open claims are in suit, compared to less than 50 % at year end. Due to new lawsuits, our estimates of severity are increasing as medical expenses are revealed and legal bills increase.

As discussed in the past, these claims are handled by third-party claim administrators with oversight by our specialty claims operation. Beginning in late summer 2013, our claim staff increased its involvement in claim settlements as well as evaluating open case reserves. This involvement is centered on litigated files as well as claims with higher severity. Through this increased involvement, there is a noticeable impact to the outstanding claims. Despite a high level of new reports and lawsuits though, the number of open claims for the restaurant program has fallen from around 1,500 at year end to around 1,200 at June 30, 2014.

Additionally, there was a significant impact this quarter from claims newly referred by the third-party administrator to State Auto claim handlers. Approximately 50 % of the paid and case reserve activity for the quarter came from 64 claims recently referred to us. State Auto claim handlers, as we have done on a regular basis, conducted an on-site audit specifically reviewing claims within the third-party administrator’s authority.

This audit identified case reserve changes reflected this past quarter, as well as prompted increased activity on smaller claims. While we have been increasingly more involved in litigated files, we are in the process of moving claim file handling to State Auto claims staff. We have assembled a team of casualty claim handlers who will review all open files, not just the more severe claims. This will involve both an independent view of the appropriate reserve, as well as working the claims to settlement. The restaurant program will be the initial focus, and we expect to complete our assessment by year end.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

STFC’s carried RED reserves now total $84 million. Loss reserving is inherently an uncertain process, and as we discuss in our public filings, we use multiple methods and consider numerous factors in the ultimate selection of loss estimates.

We continue to expect our loss reserves in total to be adequate, which has been the case throughout STFC’s history. In fact, our estimate of overall favorable development recognized in the six months ended June 30, 2014 is approximately $22 million. This estimate includes the impact of RED reserve adjustments. We continue our practice of conservative loss picks and reserving practices.

Moving on to reinsurance, during the second quarter we completed the renewal of our treaties, effective June 1 for property and July 1 for casualty. On the property side, we added $20 million to our property CAT limit. The new treaty provides $285 million of limit with a 5 % co-participation in excess of our $55 million retention.

As a reminder, we also continue to maintain drop down coverage of $40 million in excess of $15 million retention for our E&S property unit, which writes wind only coverage, primarily in the State of Florida. Improvements in our terms and conditions included an expansion of the hours clause from 96 to 144 hours, providing additional coverage for storm events. Reinstatement costs were also reduced.

With expanded coverage and improved terms, the state of the property CAT market allowed us to marginally reduce our expected out of pocket spend. There were no major changes to our property per risk treaty.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

On the casualty side, we added coverage to allow offering higher umbrella limits in our personal and business insurance segments. For the specialty segment, we restructured and are no longer ceding policy limits of $1 million or less, which will result in us retaining more profitable premium. In addition, we were able to improve ceding commissions modestly. All in, we achieved better coverage at a lower cost and we’re pleased with the results. For STFC, on an annual basis, these changes will result in approximately $4 million in ceded premium savings.

We have not settled on a specific replacement strategy when the homeowner quota share treaty expires at the end of this year. We are considering three potential solutions depending on the final cost/benefit analysis.

First, we are in discussions with our current partners on a reduced quota share treaty for homeowners. In addition, we intend to investigate various forms of aggregate stop loss as well as aggregate property CAT treaties.

We will be in a position later in the year to provide greater detail. It remains our objective to cost effectively reduce the downside risk to earnings, once the homeowner quota share treaty expiries.

There were no surprises this past quarter in investment results. Our net investment income benefited from TIPS as disclosed in our supplemental exhibits. Overall valuation improvements resulted in unrealized gains helping to increase book value per share in the quarter. As of June 30, 2014, book value per share is reduced by $1.69 for the deferred tax valuation allowance.

There was a significant development this past quarter. As of June 30, 2014, STFC’s three-year cumulative pre-tax income is $114.3 million, which compares to a cumulative three-year loss of $28.1 million at March 31, 2014. We discussed in prior calls an expectation of a three-year cumulative income position by the end of 2014 and we remain confident of that today.

We expect to make a final decision regarding the allowance later this year as we get past the third quarter and complete our analysis of future earnings and other positive and negative evidence.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Finally, as of June 30, 2014 our Group surplus stands at $1.22 billion while STFC’s insurance subsidiaries have combined statutory surplus of $761.4 million.

And with that, we’d like to open the line for your questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q and A roster.

Your first question comes from the line of Larry Greenberg of Janney Capital. Your line is open.

Larry Greenberg:	Good morning. Steve, in your comments on RED, you were talking about the restaurant being your initial focus, and you said, you expect to complete your assessment by the end of the year. Does that apply just to the restaurant piece or the entire RED piece?

Steven E. English:	Hi, good question, Larry. Initially, we’ll start with the restaurant piece, then we’ll move to the trucking program, and as you recall collectively that was over 80 % of the premium written, and in the context of where the losses are coming from, represent a much higher percentage.

So we’ll start with those two main programs, and then given the results of that, whether or not we move on to some of the remaining TPAs is open for discussion at that point. We really haven’t had some of the issues with some of those other organizations as we’ve had with the two large programs.

Larry Greenberg:	But you expect the two large programs at least to be completed, the assessment on those to be done by the end of the year?

Steven E. English:	Yes. Yes.

Larry Greenberg:	OK. And then, I know you said, most of this charge was the restaurant program. I mean how is the trucking program performing?

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Steven E. English:	Well, cumulatively we all know the trucking program performed very poorly.

Larry Greenberg:	Yes, I’m just thinking saying on a margin.

Steven E. English:	Yes at this point, outstanding claim counts are declining on the trucking program. We are down to about 350, I believe, open claims at the end of the quarter, and at this point also because we are further removed from the earned premium exposure periods, while this first six months, we did have a few new reported claims, it’s at a much lower rate than what we saw in the restaurant program.

And our concerns on the trucking program really more center around making sure that we’re confident in the individual case reserve assessments, and whether or not we have the appropriate IBNR to account for any adverse movement in those as they go through settlement.

Larry Greenberg:	Got it, thanks. And then, even backing out the IT charge and the expense ratio, it looked a little bit elevated to me, was there anything else in there or could you explain why that ticked up in the quarter?

Steven E. English:	Sure. Yes, on a quarter basis, you’re correct, it has ticked up a bit. That is driven by estimates on our contingent commission programs, and also some of our incentive comp programs relative to last year. A bit of that is quarter-to-quarter noise; if you look at it on a six months basis, the delta there is really driven by the IT charge, and the contingent commission program.

As we just discussed, our results continue to improve on the business that we pay the contingent commissions on. So we have seen an uptick in our estimates through six months.

Larry Greenberg:	All right. And then on the IT savings of, I think you said $2.5 million to $3 million, when will those start to reveal themselves?

Steven E. English:	Those should start to reveal themselves in 2015.

Larry Greenberg:	OK, Thank you.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Operator:	Again, if you would like to ask a question, press star one on your telephone keypad.

Your next question comes from the line of Brett Shirreffs with KBW. Your line is open.

Brett Shirreffs:	Good morning. You hit most of my questions there. But I was just wondering if you could actually spend a little more time on the commercial auto and product liability lines. There was pretty substantial year-over-year, non-CAT margin improvement. Was that driven by the favorable development in the first half of the year or what’s going on there?

Robert P. Restrepo Jr.:	Brett, I’ll ask Joel Brown to respond.

Joel E. Brown:	Hi, Brett. Overall, we’re seeing improvement in the non-CAT results. We are seeing some favorable development and that has positively impacted those areas. But we have been achieving price, significant price over the last two years, so we’re seeing the benefit of that price as that earns out as well.

Brett Shirreffs:	OK, thanks. That’s all from me.

Operator:	Our next question comes from the line of Larry Greenberg with Janney Capital. Your line is open.

Larry Greenberg:	Hi again. Jessica you mentioned a new partner or maybe more business from an existing partner in the E&S property. I’m just wondering if you could elaborate a little bit more on that.

And then, perhaps on the casualty team that you brought on, and should we expect increases in that book going forward to approximate what you saw in the second quarter?

Jessica E. Buss:	Sure, Larry. To answer the first question on the property increases, we have a relationship with Orchid, which does high value homeowners. We have a high value homeowners’ program that has been historically writing only in the State of Florida, and we expanded the states in which we write with them. So the increases were fairly modest in terms of total dollars, but had a bigger impact on the quarter. And I would expect those increases to moderate through the rest of the year, as I mentioned, to see pressure on both production and rates in the property CAT segment in general.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

And then, on the casualty side, the team that we acquired, as I mentioned, writes a book of GL business. We would expect as that business renews over the next 12 months to continue to see similar type increases in production as we saw in the second quarter. And that will happen over the next rolling 12 months probably ending sometime in May of 2015.

Larry Greenberg:	Great. Thank you.

Operator:	Your next question comes from the line of Brett Shirreffs from KBW. Your line is open.

Brett Shirreffs:	Yes, just want to follow-up here. Steve, I was wondering if you could elaborate a little bit on the decision to increase the limit on the property CAT program. What kind of things did you consider or options did you consider when renewing that program?

Steven E. English:	Sure. You are speaking about the property CAT, the $20 million that we added?

Brett Shirreffs:	Yes.

Steven E. English:	Yes. So each year we go, obviously we go through each quarter modeling exercises looking at our occurrence PMLs relative to our capital base, and we have internal metrics that we strive to stay in line with. So adding the $20 million is just reflective of the fact that, because that is an occurrence coverage, we’re continuing to grow the company, and adding more property exposures. So when we go through that modeling exercise, it indicates to us to go seek some additional limit, which this year, given the state of the reinsurance market, the impact on a cost basis was pretty affordable.

Brett Shirreffs:	OK. Thanks.

Steven E. English:	Yes.

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

7-31-14/11:00 a.m. ET

Confirmation # 74117262

Operator:	Our next question comes from the line of Larry Greenberg with Janney Capital. Your line is open.

Larry Greenberg:	This is like a tag team here. Hey Bob, I know any decisions on the dividend would rest with the Board, but given you’ve had such a nice improvement in your underlying results, I mean is that something we should be thinking about being revisited to maybe get back to the level before the reduction took place?

Robert P. Restrepo Jr:	Larry, that’s something we look at every quarter, but we look at in depth in November as part of our capital planning for the future. So, we will look at that, we have internal standards in terms of yield and payout ratios, and we’ll continue to examine that, and obviously we’re in a position now that it’s more positive than it was a year or two ago when we made the last change. But we haven’t made any decision, but it will be reviewed in our November Board meeting.

Larry Greenberg:	Fair enough. Thank you.

Operator:	Again if you would like to ask a question, star one on your telephone keypad. There are no further questions in queue at this time. I will turn the call back to Mr. English for any closing comments.

Steven E. English:	Thank you, Melissa. And we want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our third quarter call, which is currently scheduled for November 4, 2014. Thank you and have a great day.

Operator:	Thank you. That concludes today’s second quarter 2014 earnings conference call. Thank you for participating. You may now disconnect.

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